September 3, 2025

Dear Brad,
In connection with the termination of your employment with Compass Management Holdings, LLC (together with its past and present parents, subsidiaries, affiliates, divisions, predecessors, successors and assigns, herein collectively referred to as the “Company”), effective as of the Termination Date (as defined below) you are being offered the following separation agreement (“Separation Agreement”). You and the Company agree as follows:
1.In consideration for your promises, covenants and agreements set forth herein, provided that you timely execute and deliver to the Company this Separation Agreement and do not revoke this Separation Agreement within the Revocation Period (defined below) and meet all other conditions contained herein, the Company will continue your employment through December 31, 2025 (the “Termination Date”). If you fail to meet the conditions in the preceding sentence, you will not be offered continued employment through December 31, 2025 or the other benefits set forth in paragraphs 2, 3, 4 and 5 herein. After the Termination Date, you agree that you will not be an employee of the Company and will not have (and will not hold yourself out to any third party as having) the authority to represent, act on behalf of, or bind the Company. Except as specifically provided in this Separation Agreement, including in paragraph 12 below, all existing employment, change in control and severance and similar agreements between you and the Company, whether oral or written, are hereby terminated. You agree that this Separation Agreement supersedes any such agreements between you and the Company.
2.During the period beginning on the date of this Separation Agreement, set forth above, through the Termination Date (the “Transition Period”), you shall (i) assist in the transition of your job duties to other personnel as identified by the Company; and (ii) perform such other duties and responsibilities, reasonably consistent with your prior duties including your work on M&A transactions, as requested by the Company or as the Company may assign to you, to the reasonable satisfaction of the Company; provided however, that the Company may, in its sole discretion, require that you cease performing some or all of your duties and refrain from entering its places of business. You acknowledge and agree that during the Transition Period you will remain bound by all of your duties and obligations to the Company, including (without limitation) the obligations stated in this Separation Agreement and your duties and obligations as an employee or fiduciary under common law.
During the Transition Period, the Company will continue to pay you a base salary at the rate in effect immediately prior to the date of this Separation Agreement, you will continue to be eligible to vest in your equity and equity-based awards and you will continue to be eligible to participate in the Company's medical, dental, vision and life insurance plans as well as any other welfare and employee benefits plans in which you participated on the date of this Separation Agreement, subject to restrictions of general application under the insurance contracts and the terms of the plans, until the Termination Date. Except as provided in paragraph 4 below, you will no longer be eligible to participate in the Company’s Executive Bonus Plan in respect of the 2025 calendar year or any other any bonus or incentive programs. If prior to the Separation Date the Company determines, in its sole discretion, that you engaged in conduct constituting Cause (as defined in your Change in Control and Severance Agreement, dated March 12, 2021, as amended), the Company may elect to immediately terminate your employment as well as seek any other remedies at law or in equity it may have. If you have engaged or engage in conduct constituting Cause (as defined in your Change in Control and Severance Agreement, dated March 12, 2021, as amended), you shall not be eligible to receive any of the payments or benefits enumerated in paragraphs 3, 4 and 5 herein.
3.In full consideration for your promises, covenants and agreements set forth herein, provided that you (i) timely execute and deliver to the Company this Separation Agreement and do not revoke this Separation Agreement within the Revocation Period; (ii) continue employment with the Company through December 31, 2025 and comply with your obligations set forth in paragraph 2 above; (iii) execute and deliver to the Company the Supplemental Release of Claims attached hereto as Appendix A (the “Supplemental Release”) no earlier than the first business day following the last date of your employment with the Company and no later than five (5) business days following the last date of your employment with the Company, and not revoke the Supplemental Release during the seven (7) day revocation period following such execution; and (iv) meet all other conditions contained herein:
(a)the Company will pay you as a lump sum four hundred fifty thousand dollars ($450,000), representing 12 months of your current monthly base salary, less all applicable withholdings for federal, state and local income taxes, Social Security, and all other customary withholdings. Such payment shall be made no later than the first regular payroll date occurring after the sixtieth (60th) day following the Termination Date; provided that in no event shall such payment be made later than March 15, 2026;
(b)the Company will pay you a lump-sum cash payment of two hundred thousand dollars ($200,000), representing 100% of your 2025 annual target bonus opportunity, subject to the same terms and payment timing as 3(a) above;
(c)the Company will pay you a lump-sum cash payment equal to the full amount of your Consolidated Omnibus Budget Reconciliation Act (COBRA) premiums for your continued coverage under the Company’s health, dental and vision plans, including coverage for your eligible dependents, in an amount equal to eighteen (18) months of such premiums, subject to the same terms and payment timing as 3(a) above;
(d)the post-termination provisions of your notice and stock option agreements set forth on Schedule I hereto (the “Option Agreements” or individually, the “Option Agreement”) are modified to provide that you have until the earlier of (i) four (4) years (rather than three (3) months) from the Termination Date and (ii) the expiration date set forth in each Option Agreement, to exercise any of your Company stock options that have vested prior to the Termination Date (the stock options shall otherwise remain subject to the terms and conditions of such Option Agreements);

(e)the Company waives any and all of your repayment obligations under the Amended and Restated Cash Bonus Agreement between you and the Company, dated August 17, 2023, such that you shall have no obligation to repay any portion of such bonus to the Company;
(f)the Company agrees that you shall be on the Company’s approved outside counsel list from the effective date of the Supplemental Release until the first anniversary of such date; and
(g)the Company and you will enter into the consulting services arrangement in accordance with paragraph 5 for the Consulting Period (as defined below) and your equity-based awards set forth on Schedule II hereto shall continue to vest during the Consulting Period.
4.In full consideration for your promises, covenants and agreements set forth herein, provided that you meet the conditions set forth in paragraph 3 above and the additional conditions of executing and delivering to the Company a Second Supplemental Release of Claims in the form attached hereto as Appendix B, which the Company will provide to you bearing the amount of the bonus determined by the Company in respect of the 2025 calendar year (the “Second Supplemental Release”), in accordance with the deadlines provided below, and not revoking the Second Supplemental Release during the seven (7) day revocation period following such execution:
(a)the Company will pay you a lump-sum cash payment, in full satisfaction of any contingent entitlement to an annual bonus in respect of the 2025 calendar year, as finally determined by the Company in accordance with the Compass, Inc. Executive Bonus Plan and the performance metrics set forth in Schedule III hereto. Such payment shall be less all applicable withholdings for federal, state and local income taxes, Social Security, and all other customary withholdings, and made in the first four months of calendar year 2026, but in all events no later than April 30, 2026; and
(b)the Company will pay you an additional payment equal to thirty-seven thousand, five hundred dollars ($37,500), which represents your aggregate base salary equal to the number of weeks you have requested for sabbatical under the Company’s sabbatical policy, subject to the same terms and payment timing as 4(a) above.
To be eligible to receive the payments described in this paragraph 4, you must execute and deliver to the Company the Second Supplemental Release no earlier than the date the Company provides you with the finalized Second Supplemental Release bearing the amount of the bonus determined by the Company in respect of the 2025 calendar year, and no later than five (5) business days following such date.
5.Subject to your timely entering into, returning and not revoking this Separation Agreement and the Supplemental Release, and abiding by their terms, you agree that you shall be available to and shall provide consulting services to the Company on specific projects and to aid in the transition of certain matters in which you were involved or have knowledge of prior to the Termination Date. Such consulting services shall commence as of January 1, 2026 and continue through March 16, 2026, unless earlier terminated by the Company for Cause (as defined in your Change in Control and Severance Agreement, dated March 12, 2021, as amended) (such period, the “Consulting Period”). In the event you commit an act of Cause (as defined in your Change in Control and Severance Agreement, dated March 12, 2021, as amended), such consulting services shall automatically cease and you shall not be eligible for continued vesting in the equity-based awards set forth on Schedule II hereto. Such service shall be considered “Service” for purposes of vesting of your equity-based awards set forth on Schedule II hereto during the Consulting Period. All equity and equity-based awards that are not vested as of the end of the Consulting Period shall automatically be forfeited as of the end of the Consulting Period.
Consultant acknowledges and agrees that the Consulting Period shall encompass five hundred
(500) hours of services. In the event Consultant does not provide the full five hundred (500) hours of services during the period commencing January 1, 2026 and ending March 16, 2026 (the “Initial Term”), Consultant shall remain available to perform the balance of such hours, at the Company’s sole discretion, through June 30, 2026 (the “Extended Term”). Notwithstanding the foregoing, the Company may, in its sole discretion, waive or reduce the remaining hourly service requirement in consideration of outcomes achieved.
During the Consulting Period you shall be an independent contractor and shall not be entitled to or eligible for any benefits provided by the Company or any of its subsidiaries to its employees, including, without limitation, any retirement plan, insurance program or other fringe benefits. You shall not provide any services under the name of the Company or act as an agent of the Company and shall not hold yourself out as an employee of the Company. During the Consulting Period under no circumstances shall you (i) enter into any agreements on behalf of the Company, (ii) incur any obligations on behalf of the Company, (iii) act for or to bind the Company in any way, (iv) sign the name of the Company, (v) represent that the Company is in any way responsible for your acts or omissions or (vi) refer to the Company as a customer in any manner or format.
All of your activities during the Consulting Period will be at your own risk, and you shall have sole responsibility for arrangements to guard against physical, financial, and other risks, as appropriate.
Notwithstanding the parties’ intention and agreement that you be an independent contractor and not be an employee of the Company during the Consulting Period, the parties recognize that the applicable law and proper application thereof is not always clear. You understand and agree that if you should be classified as an employee under any such law, you shall nevertheless remain ineligible to participate in any bonus, pension, profit-sharing (including 401(k)), health, life, or other employee benefit plans of the Company, and you expressly waive any right to any such benefits.
6.Regardless of whether you execute and return this Separation Agreement, the Supplemental Release, or the Second Supplemental Release, the Company shall pay you any accrued, but unpaid, base salary for services rendered through the last date of your employment with the Company. This (or these, as applicable) payment(s) shall be subject to all applicable withholdings for federal, state, and local income taxes, Social Security, and all other customary withholdings. If you are eligible to receive reimbursement for any business expenses incurred in conjunction with the performance of your employment prior to the last date of your employment with the Company, then, provided that all required documentation has been submitted in accordance with the Company’s policies as of the last date of your employment with the Company, the Company shall issue such reimbursement.
7.Except as provided in paragraphs 1, 2, 3, 4, 5 and 6 of this Separation Agreement, you shall not be entitled to any sum of money or benefits from the Company, including, but not limited to, any and all wages, commissions, bonuses and/or equity. You understand that the sum of money and benefits specified in paragraphs 1, 2, 3, 4 and 5 are being offered to you in exchange for your waiver of rights and claims specified in paragraph 9 below, and your commitments regarding confidentiality, the non-disclosure of proprietary information, and non-disparagement as set forth in paragraphs 10, 11, 12 and 13 below and any other agreements with the Company and that you would not otherwise be entitled to these payments or benefits. You acknowledge that, upon receipt of the amounts referenced in this Separation Agreement, you will have received all compensation and benefits due to you for work performed for the Company through the Termination Date.
8.You represent that you do not have any claim, action, or proceeding pending against the Company or the Releasees (as defined below). You further represent that you are not aware of any potentially illegal or unethical conduct, policy, or procedure of the Company that you have not reported to the Company as of the Effective Date of this Separation Agreement. Notwithstanding the foregoing, this paragraph 8 shall not apply to, or require disclosure of or otherwise prohibit, you from filing or participating in any claim, action, lawsuit, administrative charge, or proceeding filed with the Securities and Exchange Commission and the Occupational Safety and Health Administration.
9.Except as necessary to enforce the terms of this Separation Agreement, and in exchange for and in consideration of the promises, covenants and agreements set forth herein, you, on behalf of yourself and your heirs, successors, assigns, agents, estate, and beneficiaries, hereby release the Company, including the Company’s parents, subsidiaries, affiliates, predecessors, successors, and assigns, and all of their respective past and present officers, directors, employees, shareholders, partners, and agents (including independent contractor real estate agents), in their corporate and individual capacities (the “Releasees”) to the maximum extent permitted by law from any and all manner of claims, demands, causes of action, obligations, damages, or liabilities whatsoever of every kind and nature, at law or in equity, known or unknown, and whether or not discoverable, which you have or may have for any period prior to your execution of this Separation Agreement, including, but not limited to, claims for breach of contract or wrongful discharge, claims for additional compensation, claims for severance pay, claims of defamation or any other tort, claims for unpaid wages or commissions or bonuses or vacation days, claims for benefits, claims arising out of any equity interest in the Company owned by or promised to you, claims arising out of or related to any loans made to the Company by you or any entity in which you have an ownership interest, and claims arising under any federal, state or local labor laws, including, without limitation:
A.Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, 42 U.S.C.
§ 1981, the Americans with Disabilities Act, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Rehabilitation Act of

1973, the Vietnam Era Veterans’ Readjustment Assistance Act of 1974, the Immigration Reform and Control Act, the Family and Medical Leave Act, the Uniform Services Employment and Re-Employment Rights Act, the Worker Adjustment and Retraining Notification Act, the Fair Labor Standards Act of 1938, the Equal Pay Act, the Lilly Ledbetter Fair Pay Act, the Sarbanes-Oxley Act of 2002, the Employee Retirement Income Security Act, the Genetic Information Nondiscrimination Act of 2008, the Fair Credit Reporting Act, the National Labor Relations Act, the Occupational Safety and Health Act;
B.The California Fair Employment and Housing Act, the California Labor Code; California Civil Code § 1542 and any like provision or principle of common law, the California Family Rights Act, the California Workplace Violence Discrimination Law;
C.any amendments to the above laws;
D.all common law claims including, but not limited to, actions in defamation, intentional infliction of emotional distress, misrepresentation, fraud, wrongful discharge, and breach of contract;
E.all claims to any non-vested ownership interest in the Company, contractual or otherwise other than the equity-based awards set forth on Schedule II hereto;
F.any claim or damage arising out of your employment with and/or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; and
G.any claim for attorney’s fees and costs.
You acknowledge that you have read and understand Section 1542 of the Civil Code of the State of California which states:
“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”
Under this Separation Agreement, you are not waiving or releasing any claims that arose or accrued after the date that this Separation Agreement was executed. However, you are waiving and releasing any and all claims which arose or accrued at or prior to the time that you signed this Separation Agreement, even if you did not know of it at the time you signed the Separation Agreement. Notwithstanding the provisions of Section 1542 and those of similar laws of other states, and for the purpose of implementing a full and complete release and discharge of all claims, you expressly acknowledge that this Separation Agreement is intended to include not only claims that are known, anticipated or disclosed, but also claims that are unknown, unanticipated, and undisclosed.

Notwithstanding the foregoing, the provisions of this paragraph 9 are subject to the provisions of paragraph 14 below.
Notwithstanding the foregoing and notwithstanding anything to the contrary in paragraphs 1 and 7 above, your release of the Company will not extend to the following rights and claims: (i) indemnification (and advancement of expenses) under any applicable Company D&O insurance policy, applicable policy, or applicable provision of the Company’s certificate of incorporation or bylaws or your Indemnity Agreement with the Company, dated March 29, 2021 (the “Indemnity Agreement”) (subject to and in accordance with such terms); (ii) any payment or other benefits arising under this Separation Agreement; (iii) arising after the last date during which you can revoke your execution of this Separation Agreement under paragraph 25 hereof; (iv) that cannot be released as a matter of law; and (v) for any vested benefits under the Company’s qualified retirement plans. For the avoidance of doubt, indemnification will continue post termination for any act that would have been covered under the applicable Company D&O policy in place during the period you were covered by the policy and/or covered under the Indemnity Agreement, subject to and in accordance with the terms of the policy, Indemnity Agreement and the Company’s governing documents. The Company will not fail to renew or cancel D&O coverage for you on an individual basis.
10.You agree to make reasonable efforts to identify and deliver all Company equipment, documents, and other materials, electronic or otherwise (whether or not such equipment, documents, and other materials constitute or contain confidential information) obtained in the course of your employment (including all copies of such documents and other materials) within seven (7) days of the Termination Date, and further agree not to retain any such identified equipment, or copies of such documents and materials and to leave intact all identified electronic Company documents, including, but not limited to, those you have developed or helped to develop during your employment. For purposes hereof, “documents and other materials” means all correspondence, memoranda, files, records, manuals, books, lists, financial, operating or marketing records, keys, magnetic, optical, or electronic or other media or equipment of any kind (including, but not limited to, computer hardware or software, and wireless handheld or portable devices), Company identification, and any other Company-owned property which may be in your possession, under your control or accessible to you. You further confirm that you have or will promptly cancel all accounts for your benefit, if any, in the Company’s name, including but not limited to, credit cards, telephone charge cards, cellular phone and/or pager accounts, and computer accounts.
11.It is a material condition of this Separation Agreement that you will maintain as strictly confidential, and shall take all reasonable steps to prevent the disclosure to any person or entity, the terms of this Separation Agreement, the Supplemental Release, and the Second Supplemental Release, and the contents of the negotiations and discussions preceding and resulting in this Separation Agreement, the Supplemental Release, and the Second Supplemental Release; however, this provision does not prohibit you from (i) making disclosures as permitted in paragraph 14 below, including when required by law, subpoena or court order; (ii) initiating, cooperating, assisting, testifying, participating or assisting in any investigation or proceeding conducted by any federal, state, or local regulatory or law enforcement agency or legislative body, any self-regulatory organization, or the Company’s legal, compliance, or human resources officers; or (iii) making disclosures to your spouse or to your attorneys or accountants for purposes of obtaining legal or tax advice, provided that your spouse, attorneys, and accountants, as applicable, each agrees to keep such information confidential. In addition, this provision does not prevent the Company from disclosing this Separation Agreement, the Supplemental Release, the Second Supplemental Release, or the terms hereof to employees having a need-to-know, to third party consultants (such as legal, tax and financial advisors), government officials or agencies, and any other third party pursuant to a legitimate business, regulatory purpose or other applicable law.
12.You acknowledge that as a result of and in connection with your employment with the Company, you have come into possession of proprietary and confidential information relating to the business practices, clients, personnel, and financial information of the Company (“Confidential Information”), including but not limited to information concerning (i) past, present or prospective clients, including details of their particular requirements; (ii) financial information regarding the Company; (iii) sales, marketing and business strategies and tactics;
(iv) current activities and current and future plans; and (v) other confidential information used by, or useful to, the Company and known to you by reason of your employment by the Company; provided that such Confidential Information does not include any information that is available to the general public or is generally known in the Company’s industry other than as a result of a disclosure in violation of this Separation Agreement, the Supplemental Release or the Second Supplemental Release. You further acknowledge and agree that, notwithstanding any provisions in this Separation Agreement, you continue to be bound by the provisions of any Employee Proprietary Information, and Inventions Agreement, Employee Arbitration Agreement, or any similar document known by another name signed by you, and they are incorporated by reference as if fully set forth here. Please note that Confidential Information may be in any medium or form, including, without limitation, physical documents, computer files or disks, video and audio recordings, and oral communications. Except as permitted in accordance with paragraph 14 below or as required by law, subpoena or court order, you agree that you will not directly or indirectly use or disclose to any person, firm, or entity any such Confidential Information.
Misappropriation of a trade secret of the Company in breach of this Separation Agreement may subject you to criminal liability under the Defend Trade Secrets Act of 2016 (the “DTSA”), entitle the Company to injunctive relief and require you to pay compensatory damages, double damages and attorneys’ fees. Notwithstanding any other provision of this Separation Agreement, the Supplemental Release, and the Second Supplemental Release, you are hereby notified in accordance with the DTSA that you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (a) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, in each case solely for the purpose of reporting or investigating a suspected violation of law; or (b) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. You are further notified that if you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the Company’s trade secrets to your attorney and use the trade secret information in the court proceeding if you file any document containing the trade secret under seal and do not disclose the trade secret except pursuant to court order.
13.Except as permitted pursuant to paragraph 14 below, you agree that you will not make or publish any statement (orally, electronically, or in writing), or instigate, assist or participate in the making or publication of any statement, which would or could libel, slander, disparage or defame (regardless of whether or not such statement would be considered actually defamatory, slanderous or libelous under the law) or expose to hatred, bring contempt or ridicule on (i) the Company; (ii) any of its services, affairs or operations; or (iii) any of its past or present directors, officers, employees, members, managers, shareholders, partners, predecessors successors, or agents. Nothing herein shall prevent you from making or publishing any truthful statement (a) as permitted in accordance with paragraph 14 below; (b) when required by law, subpoena or court order; (c) in the course of any legal, arbitral or regulatory proceeding between you and the Company; (d) to any governmental authority, regulatory agency or self-regulatory organization; or (e) in connection with any investigation by the Company.
The Company agrees that any responses to reference requests directed to the People & Culture Department will state that by policy the Company only provides the title held and dates of employment with the Company, unless a different approach is approved by you in writing.
You and the Company agree that the termination of your employment will be announced on a mutually agreed date by making announcements that are approved by both you and the Company and consistent with the communications set forth on Appendix C attached hereto (the “Departure Announcement”). On and following the date hereof, any statements by you or the Company not covered by the Departure Announcement about your termination shall not be inconsistent with the statements made in the Departure Announcement.
14.Notwithstanding any provision of this Separation Agreement, the Supplemental Release, and the Second Supplemental Release, you are authorized to make disclosures as permitted under this paragraph 14. To the extent the provision of any other agreement or policy related to your employment with the Company is in conflict with the provisions of this paragraph 14 the provisions of this paragraph 14 shall control.
Nothing in this Separation Agreement, the Supplemental Release, or the Second Supplemental Release is intended to limit in any way your right or ability to file or otherwise participate in a charge or claim of discrimination with the U.S. Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board, law enforcement, or comparable state or local agencies. These agencies have the authority to carry out their statutory duties by investigating the charge, issuing a determination, or taking any other action authorized under the statutes such agencies enforce. You retain the right to participate in any such action, provided that you hereby waive any right you otherwise would have to recover monetary damages in connection with any charge, complaint, or lawsuit filed by you or by anyone else on your behalf (other than money properly awarded by the U.S. Securities and Exchange Commission or pursuant to a whistleblower program of any other government agency as a reward for providing information to that specific agency). You retain the right to communicate with the EEOC and comparable state or local agencies and such communication can be initiated by you or in response to a communication from any such agency, and is not limited by any obligation contained in this Separation Agreement, the Supplemental Release, or the Second Supplemental Release. You also have the right to testify in any administrative, legislative or judicial proceeding concerning any unlawful or criminal conduct, or pursuant to a valid court order or subpoena.

Further, nothing in this Separation Agreement, the Supplemental Release, or the Second Supplemental Release prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination, retaliation, sexual assault, wage and hour violations, or any other conduct or employment practices that you have reason to believe is unlawful. Without limiting the foregoing, nothing herein or in any other agreement or Company policy prohibits or restricts you from making truthful disclosures regarding alleged unlawful workplace health and safety practices or hazards related to a public health emergency, or from reporting possible violations of federal, state, or local law or regulation to, or discussing any such possible violations with, any governmental agency or entity or self-regulatory organization, including by initiating communications directly with, responding to any inquiry from, or providing testimony before any federal, state, or local regulatory authority or agency or self-regulatory organization, including without limitation the Securities and Exchange Commission and the Occupational Safety and Health Administration, or making any other disclosures that are protected by the whistleblower provisions of any federal, state, or local law or regulation. Prior authorization of the Company is not required to make any such reports or disclosures, and you are not required to notify the Company that you have made or intend to make such reports or disclosures. Finally, nothing herein limits your right to file or disclose any facts necessary to receive unemployment insurance, Medicaid, or other public benefits to which you may be entitled. Notwithstanding the foregoing, you agree you will continue to maintain confidentiality with respect to the Company’s attorney-client privileged communications or attorney work product disclosed to you under privilege during your employment.
15.You agree to make yourself reasonably available to and reasonably cooperate with the Company in any administrative, regulatory, or judicial proceeding or internal investigation occurring prior to or after the Termination Date. You understand and agree that your cooperation would include, but not be limited to, making yourself reasonably available to the Company upon reasonable notice for (i) interviews and factual investigations; (ii) appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process; (iii) volunteering to the Company pertinent information; and (iv) turning over all relevant documents which are or may come into your possession. You understand that in the event the Company asks for your cooperation in accordance with this provision, the Company will reimburse you solely for reasonable out-of-pocket expenses incurred by you in connection with such cooperation upon your timely submission of appropriate documentation. The Company understands you may have other obligations restricting your schedule, and in such cases both parties will use their best efforts to find a workable resolution.
16.You acknowledge that the Company does not have any duty to consider you, accept services from or hire you for any future employment and that you will not apply for or otherwise seek employment with the Company at any time; provided that you may solicit engagement as outside counsel on matters for which you are qualified in the ordinary course during the initial year after the Termination Date. If you do apply for employment with the Company in the future, the consideration in this Separation Agreement will be considered a sufficient basis to deny you employment and/or engagement. Notwithstanding the foregoing, you and the Company agree that if the Company acquires an entity that employs or engages you then nothing herein obligates you to resign such employment or engagement.

17.If a court of competent jurisdiction or independent arbitrator finds that you have breached any provision of this Separation Agreement, in addition to any other remedies the Company may have at law or in equity, the Company’s obligations under paragraphs 1, 2, 3, 4 and 5 above shall cease immediately.
18.In executing this Separation Agreement, the Supplemental Release, and the Second Supplemental Release, neither you nor the Company admits any liability or wrongdoing, and the considerations exchanged herein do not constitute an admission of any liability, error, contract violation, or violation of any federal, state, or local law, or regulation.
19.This Separation Agreement, the Supplemental Release, and the Second Supplemental Release shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, legal representatives, executors and permitted assigns; provided that, in the event of your death, except for any base salary that would have been earned in the ordinary course of employment between your death and December 31, 2025, all payments and benefits otherwise due under this Separation Agreement shall be payable to your estate.
20.The unenforceability or invalidity of any provision or provisions of this Separation Agreement, the Supplemental Release, and the Second Supplemental Release shall not render any other provision or provisions hereof unenforceable or invalid.
21.This Separation Agreement, together with the schedules and appendices hereto, including the Supplemental Release and the Second Supplemental Release, constitute the entire agreement between you and the Company and cannot be altered except in a writing signed by both you and the Company. You acknowledge that you entered into this Separation Agreement voluntarily, that you fully understand all of its provisions, and that no representations were made to induce execution of this Separation Agreement that are not expressly contained herein.
22.This Separation Agreement, the Supplemental Release, and the Second Supplemental Release shall be governed by and construed (both as to validity and performance) and enforced in accordance with the laws of the State of California, without regard to the principles of conflicts of law or where the parties are located at the time a dispute arises. If any disputes are arbitrable, you agree to arbitrate such disputes. If any disputes are not arbitrable, then you agree the disputes must be brought in a court of competent jurisdiction within the county that you last worked in.
23.This Separation Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Signatures transmitted or affixed electronically shall be enforceable and binding for all purposes.
24.You are hereby advised to consult with an attorney prior to executing this Separation Agreement, the Supplemental Release, and the Second Supplemental Release. You acknowledge that you have either consulted with or been afforded an opportunity to consult with the attorneys of your choice prior to executing this Separation Agreement.
25.You are hereby notified that you will be given 21 days from your receipt of this Separation Agreement to consider this Separation Agreement, but you may execute and return it prior to the end of the 21-day period (to Margaret Smith at margaret.smith@compass.com). You must execute and return this Separation Agreement by no later than September 24, 2025 or the offer embodied in this Separation Agreement shall be deemed withdrawn. It is agreed and understood that you will have a period of 7 days following your execution of this Separation Agreement in which to revoke your consent (the “Revocation Period”), and that such revocation will be effective only if received in writing by Margaret Smith at margaret.smith@compass.com on or before the expiration of the 7-day period. This Separation Agreement will become effective and enforceable on the eighth day following the expiration of the Revocation Period. Notwithstanding the foregoing, the Revocation Period set forth herein shall be extended in the event that it is required by applicable law.
26.In order to receive the separation payments and benefits set forth in paragraphs 3, 4 and 5 of this Separation Agreement, you must also execute the Supplemental Release and return it to Margaret Smith at margaret.smith@compass.com no earlier than the business day following the last date of your employment with the Company and no later than five (5) business days following the last date of your employment with the Company. You are entitled to seven (7) calendar days following your execution of the Supplemental Release in which to revoke your consent and that such revocation will be effective only if received in writing by Margaret Smith at margaret.smith@compass.com on or before the expiration of the 7-day period. The Supplemental Release will become effective and enforceable on the eighth day following the expiration of the 7-day revocation period. Notwithstanding the foregoing, such revocation period shall be extended in the event that it is required by applicable law.
27.In order to receive the separation payments and benefits set forth in paragraph 4 of this Separation Agreement, you must also execute the Second Supplemental Release and return it to Margaret Smith at margaret.smith@compass.com no earlier than the date the Company provides you with the finalized Second Supplemental Release bearing the amount of the bonus determined by the Company in respect of the 2025 calendar year, and no later than five (5) business days following such date. You are entitled to seven (7) calendar days following your execution of the Second Supplemental Release in which to revoke your consent and that such revocation will be effective only if received in writing by Margaret Smith at margaret.smith@compass.com on or before the expiration of the 7-day period. The Second Supplemental Release will become effective and enforceable on the eighth day following the expiration of the 7-day revocation period. Notwithstanding the foregoing, such revocation period shall be extended in the event that it is required by applicable law.
28.The Company and you reasonably anticipate that as of the Termination Date, your services to the Company (including those rendered under this Agreement) will permanently decrease to a level below the average level of bona fide services performed by you over the immediately preceding 36-month period such that your termination of employment with the Company will be a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended and the notices, rules and regulations thereunder (“Section 409A”). All amounts payable hereunder are intended to either be exempt from or, if not exempt, to comply with, so as to avoid taxation under Section 409A, to the extent applicable, and shall be interpreted in accordance with such intent to the maximum extent possible. Each payment made under this Separation Agreement shall be designated a “separate payment” within the meaning of Section 409A. Notwithstanding the foregoing, you are solely liable for any taxes, interest or penalties, whether under Section 409A or otherwise, hereunder. None of the Company, its equity owners or any of its officers, directors or employees shall have any liability to you if any payments hereunder are subject to additional tax, penalties or interest under Section 409A.
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Very Truly Yours,

The Company

/s/ Robert Reffkin By:
Robert Reffkin
Chief Executive Officer

Agreed and Accepted:
BY SIGNING THIS SEPARATION AGREEMENT, I ACKNOWLEDGE I HAVE READ IT AND I UNDERSTAND IT. I KNOW THAT I AM GIVING UP IMPORTANT RIGHTS. I ACKNOWLEDGE THAT THE ONLY CONSIDERATION FOR SIGNING THIS SEPARATION AGREEMENT IS THE PAYMENTS AND OTHER CONSIDERATION COVERED UNDER PARAGRAPHS 1, 2, 3, 4 AND 5. I AM AWARE OF MY RIGHT TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS SEPARATION AGREEMENT. I HAVE SIGNED THIS SEPARATION AGREEMENT KNOWINGLY AND VOLUNTARILY.

/s/ Brad Serwin	9/3/2025
Brad Serwin	Date Signed

Subsequent to the execution of the Severance Agreement, the Company waived the requirement for the provision of 500 hours during January 1, 2026 and March 16, 2026 (the "Initial Period") set forth in the Severance Agreement; however, Consultant shall be available to provide consulting services during the Initial Period upon reasonable request by the Company.